Exhibit 99.1

              Pope Resources Announces Sale of 205-Acre
          Residential Development Property in Kitsap County

    POULSBO, Wash.--(BUSINESS WIRE)--June 29, 2004--Pope Resources (Nasdaq:POPEZ) announced that its real estate subsidiary, Olympic Property Group (OPG), has signed a definitive purchase and sale agreement with developer James C. Laughlin to sell the 205-acre Homestead Preliminary Plat in the north Kitsap County community of Hansville. OPG received preliminary approval for the project in 2003, which will consist of 89 residential lots that will range in size from 18,000 to 90,000 square feet. Approximately 114 acres will be left in open space that connects to Kitsap County's Buck Lake Park. Terms of the transaction, which is expected to close in December 2004, were not disclosed.
    "This project has been carefully and creatively planned, incorporating community input and integrating sensitive areas and Buck Lake Park as project amenities," said Jon Rose, President of OPG. "We are pleased to see its final development placed in the hands of a capable and experienced local developer."

    About Pope Resources

    Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own 118,000 acres of timberland and development property in Washington. In addition, it provides forestry consulting and timberland management services to third-party owners and managers of timberland in Washington, Oregon and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.orm.com.

    CONTACT: Pope Resources
             Tom Ringo, VP & CFO, 360-697-6626
             Fax 360-697-1156